Exhibit 99.1

Socket Mobile Reports Profitable Second Quarter

NEWARK, Calif., – July 24, 2014 - Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile barcode scanning and handheld computer products, today reported financial results for its 2014 second quarter ended June 30, 2014.

Revenue for the second quarter of 2014 was $4.4 million, flat compared to revenue of $4.4 million for the same quarter a year ago and an increase of 16 percent sequentially from revenue of $3.8 million in the immediately preceding quarter. Net income for the second quarter of 2014 was $93,000, or $0.02 per share, compared to net income of $43,000, or $0.01 per share in the second quarter of 2013 and a net loss of $72,000, or $0.01 per share in the immediately preceding quarter. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP measure of operating results, was $400,000, or $0.08 per share, in the second quarter of 2014 compared to net EBITDA income of $294,000, or $0.06 per share, in the second quarter of 2013 and net EBITDA income of $204,000 or $0.04 per share in the immediately preceding quarter.

Revenue for the six months ended June 30, 2014 was $8.2 million, a decrease of 6 percent compared to revenue of $8.7 million for the six months ended June 30, 2013. Net income for the six months ended June 30, 2014 was $21,000, or $0.00 per share, compared to net income of $118,000, or $0.02 per share, for the same period a year ago. Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) for the six months ended June 30, 2014 was $604,000, or $0.12 per share, compared to net EBITDA earnings for the six months ended June 30, 2013 of $623,000, or $0.13 per share.

Operating expenses for the second quarter of 2014 were $1.6 million, flat compared to operating expenses of $1.6 million for both the same quarter a year ago, and the immediately preceding quarter. Operating expenses for the six months ended June 30, 2014 were $3.2 million, flat compared to operating expenses of $3.2 million for the same period a year ago.

Kevin Mills, president and chief executive officer, commented, “We are pleased to report a return to profitability on sequential revenue growth over the past three quarters. Our barcode scanning business is experiencing increased demand for cordless barcode scanners compatible with Apple and Android tablets and smartphones as developers deploy more and more applications in mobile point of sale and other mobile business applications. We are focused on building on our leadership position in the cordless hand scanning market and continue to expand our product offerings to serve these growing mobile markets.

“Socket announced this week our new model 8Qi cordless 2D barcode scanner targeted at the Apple and Android smartphone mobile point of sale markets. The 8Qi clips to smartphone devices to create a single-handed barcode scanner, or may be used as a stand alone barcode scanner, communicating with a smartphone or tablet cordlessly over Bluetooth®. The 8Qi software is fully compatible with our existing SocketScan10 Software Developers Kit. The 8Qi is the second barcode scanner in our smartphone-attachable 8 series, joining our Model 8Ci low cost attachable linear barcode scanning which we introduced last year.

“Last week we announced availability in August of a hands free bar code scanning solution for mobile point of sale users that will enable customers to securely scan electronic coupons by passing them under a Socket Mobile barcode scanner in auto detection mode without relinquishing control of their electronic devices.

“Our SoMo 655 family of handheld computers continues to have appeal to customers who need a business PDA or as an embedded controller device in OEM systems.

“With our family of innovative mobile solutions in retail point of sale, commercial services and healthcare markets, and widespread support from the growing registered developer community of over 1,000 developers registered to use the Socket Software Developers Kits, we believe that Socket is well positioned to continue its revenue growth. We will continue to tightly manage our expenses and remain committed to achieving sequential growth in revenues and profitability,” Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID is 13585771#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.” A transcript will be posted on the Company’s website within a few days of the call.

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail POS, field service, healthcare, and other mobile markets. Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones; durable handheld computers and accessories; and OEM solutions for the mobile device market. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding mobile computer and data collection products, including details on the timing, distribution and market acceptance of new products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2014 Socket Mobile, Inc. All rights reserved.

Socket Mobile Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

– Financial tables to follow –

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue	$4,391	$4,435	$8,186	$8,700
Cost of revenue	2,490	2,631	4,662	5,188
Gross profit	1,901	1,804	3,524	3,512
Gross profit percent	43%	41%	43%	40%
Research and development	586	594	1,140	1,119
Sales and marketing	527	585	1,003	1,144
General and administrative	512	449	1,033	910
Total operating expenses	1,625	1,628	3,176	3,173
Interest expense and other, net	175	125	311	205
Deferred tax provision	8	8	16	16
Net income	$93	$43	$21	$118
Basic and diluted net income per share	$0.02	$0.01	$0.00	$0.02
Weighted average shares outstanding: Basic	4,916	4,865	4,907	4,863
Fully diluted	5,162	4,987	4,961	4,946

Reconciliation of GAAP Net Income (Loss) to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net income GAAP	$93	$43	$21	$118
Interest expense, net	175	120	311	205
Income tax expense	8	8	16	16
Depreciation	58	51	123	103
Amortization of intangibles	15	15	30	30
Stock compensation expense	51	57	103	151
Net income EBITDA	$400	$294	$604	$623

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	June 30, 2014 (Unaudited)	December 31, 2013*
Cash	$702	$606
Accounts receivable	2,204	1,427
Inventories	728	1,105
Other current assets	206	94
Property and equipment, net	234	295
Goodwill	4,427	4,427
Intangible technology	0	30
Other assets	117	118
Total assets	$8,618	$8,102

Accounts payable and accrued liabilities	$4,312	$4,105
Bank line of credit	815	764
Deferred income on shipments to distributors	1,051	1,006
Notes payable	1,403	1,428
Deferred service revenue	261	267
Other liabilities	424	399
Common stock	61,453	61,256
Accumulated deficit	(61,101)	(61,123)
Total Liabilities and Equity	$8,618	$8,102

*Derived from audited financial statements.

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